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                                                                  Rule 424(b)(3)
                                                 Registration Stmt. No. 33-63343
Pricing Supplement No.3                                 Dated: February 23, 1996

(To Prospectus dated October 25, 1995 and
Prospectus Supplement dated February 15, 1996)

                           FINOVA CAPITAL CORPORATION
                   (Formerly Greyhound Financial Corporation)
                    Medium-Term Notes, Series C - Fixed Rate

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Principal Amount:      $20,000,000     Trade Date:      2/23/96
Issue Price:           100%            Original Issue Date:  2/28/96
Interest Rate:         6.30%           Net Proceeds to Issuer:  $19,880,000
Stated Maturity Date:  2/28/03         Agent's Discount or Commission: $120,000
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Interest Payment Dates:  Semiannually on each March 15
                   and September 15 and at Maturity
                   Commencing on March 15, 1996

Day Count Convention:
      ( X )   30/360 for the period from February 28, 1996 to February 28, 2003
      (  )    Actual /360 for the period from         to
      (  )    Actual/Actual for the period from       to

Redemption:
      ( X )   The Notes cannot be redeemed prior to the Stated Maturity Date.
      (  )    The Notes may be redeemed prior to the Stated Maturity Date.

Initial Redemption Date:

Optional Repayment:

         ( X )   The Notes cannot be repaid prior to the Stated Maturity Date.
         (  )    The Notes can be repaid prior to the Stated Maturity Date at the option of the holder of the Notes.
                 Optional Repayment Date(s):

Currency:
         Specified Currency:
                 (If other than U.S. dollars, see attached)
         Minimum Denominations:
                 (Applicable only if Specified Currently is other than U.S. dollars)

Original Issue Discount:  (  ) Yes  ( X ) No

         Total Amount of OID:
         Yield to Maturity:
         Initial Accrual Period:

Form:    ( X ) Book-Entry  (  ) Certificated

        Lehman Brothers      Citicorp Securities, Inc.      Goldman, Sachs & Co.
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   Merrill Lynch & Co.     CS First Boston   X Morgan Stanley & Co. Incorporated
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